UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2003

SEABULK INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28732 (Commission File Number)	65-0966399 (IRS Employer Identification No.)

2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida (Address of principal executive offices)	33316 (Zip code)

Registrant’s telephone number, including area code (954) 523-2200

Item 5. Other Events and Regulation FD Disclosure

     Seabulk International, Inc. (Nasdaq: SBLK) today announced that its wholly-owned subsidiary, Seabulk Offshore do Brasil, Ltda., has finalized an agreement with shipbuilder Promar Brazil (Estaleiro Promara I) to build a UT-755L platform supply vessel (PSV) for delivery in the fall of 2004, with an option for a second sister ship.

     The 5,460-horsepower, 236-foot newbuild has a purchase price of $16.7 million and will be named Seabulk Brasil. Upon delivery, the vessel will enter the Brazilian offshore market, where the Company currently has one 200-foot PSV operating.

     “We view Brazil as a key future market for our Company,” stated John A. Teague, senior vice president-Americas. “Our agreement to construct a powerful new workboat in Brazil and then place it in the expanding Brazilian market fortifies our commitment to build a quality operation in this area of the world.”

     The Company also announced that it had agreed to purchase a Brazilian-flag line-handling vessel for approximately $2.5 million. The purchase of the vessel, to be named the Seabulk Ipanema, is expected to close in July 2003.

     PSVs are large, multipurpose vessels used to ferry equipment, supplies, fuel and personnel to offshore platforms and rigs engaged in the production of crude oil and natural gas. Similar in design to Seabulk Offshore’s new PSV flagship, Seabulk Africa, which joined the West Africa fleet earlier this year, Seabulk Brasil will be equipped with Fire Fighting Class 1 and Dynamic Positioning System Class 1 certification and high-tech communications and navigation equipment, including GMDSS up to A3 regions. The UT 755L model is capable of loaded speeds up to 12.5 knots with a larger cargo-carrying capacity than the 10-knot capability of smaller conventional supply vessels.

     Rolls Royce Marine is providing the UT 755L design and a substantial amount of equipment for the vessel. The cargo deck will offer 685 square meters of storage, and large holding tanks will be able to accommodate ballast/drill water, fresh water, dry bulk, fuel oil and base oil. Ten tanks will accommodate shipments of liquid mud (including four for mud/brine).

     Seabulk Offshore do Brazil, Ltda. is part of Seabulk Offshore, which is the offshore energy services division of Seabulk International. With operations in more than 25 countries, Seabulk Offshore is the Company’s largest business segment, accounting for more than half of its total revenues. Seabulk Offshore’s global fleet of 125 vessels serves customers in North America, South America and the Caribbean, West Africa, the Middle East, and Southeast and Southwest Asia.

     Headquartered in Fort Lauderdale, Florida, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. Seabulk’s fleet of 163 vessels provides benchmark quality service to its customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated professional employees. Visit Seabulk on the Web at www.seabulkinternational.com.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABULK INTERNATIONAL, INC.

By: /s/ ALAN R. TWAITS

ALAN R. TWAITS Senior Vice President, General Counsel and Secretary
April 21, 2003

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